Exhibit 99.1

Certara

June 17, 2010

To the Board of Directors
of Symyx Technologies, Inc.

Gentlemen,

With the full support of the Certara management team and board of directors, I am delighted to transmit to you today our offer to acquire Symyx Technologies, Inc. for $5.75 per share in cash.  I have every confidence that you will share our view that our proposal provides superior value and certainty to Symyx stockholders as compared to the pending merger of Symyx with Accelrys.

Our proposal represents an 11% premium to the implied value of the Accelrys transaction based on Accelrys’ closing price of $6.63 on June16.  We believe the fact that Symyx stock has traded at a considerable premium to the implied value of the Accelrys transaction since our offer was first disclosed by you is compelling evidence that your stockholders strongly prefer the certainty of our all-cash premium bid to the inherently risky and speculative prospect of a combination with Accelrys.  The numerous calls we have received from our fellow Symyx stockholders in support of our transaction over the past several days serve only to validate this belief and underscore the readiness of Symyx stockholders to realize the cash premium our offer represents.

We also understand that certainty of completion is of fundamental importance to you as you consider the alternatives before you and seek to safeguard the best interests of your stockholders.  We appreciate the suggestions from you in this regard that were reflected in the merger agreement markup you delivered to us on June 8, 2010.  Consistent with the core concept reflected in your markup, our offer will be irrevocable for the 24 hour period commencing upon the earlier of (i) the failure of Symyx stockholders to approve and adopt the Accelrys merger agreement at the Company Stockholders’ Meeting (as defined in the Accelrys merger agreement) and (ii) the termination of the Accelrys merger agreement pursuant to Section 8.1(f) thereof due to your change in recommendation.  By making our offer irrevocable effective at the moment the Accelrys merger agreement is either rejected or so terminated, we are providing certainty to you and the Symyx stockholders that our proposal will remain in effect at the critical moment when the Accelrys merger agreement is terminated.  We therefore have removed any risk that the Accelrys merger agreement is terminated due to your recommendation of our bid without your ability to simultaneously accept our offer on the terms proposed today.

As I have mentioned to you previously, we appreciate the full measure of Symyx’s cooperation in our recent diligence efforts.  I am happy to report that our offer is not subject to any due diligence condition.  Further, our offer is not subject to any financing conditions.  Enclosed with this letter is a copy of the merger agreement for our proposed transaction that we are prepared to execute, the consummation of which is subject only to the conditions stated therein.  Also enclosed is a guarantee in your favor of the performance of our obligations under the merger agreement executed by Vector Capital.

We continue to believe that the best way to complete our transaction and promptly deliver superior value to Symyx stockholders is to launch our tender offer as soon as possible, and in any case well before the Company Stockholders’ Meeting.  Launching a tender offer will allow us to more clearly and publicly define the value of our proposed transaction, to approach our fellow shareholders directly with our offer and to demonstrate the credibility of our proposal to them.  As such, once you notify us that you will change your recommendation with respect to the Accelrys transaction and will recommend in favor of our transaction, we will deliver an executed copy of the enclosed merger agreement and launch our tender offer on the terms described therein.  Thereafter, as set forth in the enclosed merger agreement, upon rejection of the Accelrys merger agreement by your stockholders or its termination pursuant to Section 8.1(f), you need only duly execute and deliver to us the signature page to our merger agreement and we will then be under binding contract.

In furtherance of the foregoing, enclosed please find:

-	a merger agreement containing the terms described above;
-	a blackline of the merger agreement marked to show changes against the draft you provided to us on June 8, 2010; and
-	a guarantee in your favor executed by Vector Capital, which guarantees the performance of our obligations under the merger agreement.

We stand ready to discuss our proposal with you at your earliest convenience.

Best regards,

CERTARA CORPORATION

/s/ Jim Hopkins

Jim Hopkins

CEO, Authorized Signatory